Exhibit 1

STOCK PURCHASE AGREEMENT

by and between

CYCLERION THERAPEUTICS, INC.,

and

PETER M. HECHT

Dated as of March 31, 2023

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of March 31, 2023, is entered into by and between Cyclerion Therapeutics, Inc., a Massachusetts corporation (the “Company”), and Peter M. Hecht (the “Investor”). Certain terms used and not otherwise defined in the text of this Agreement are defined in Section 8 hereof.

BACKGROUND

A.            Reference is made to that certain Exclusivity Agreement between the Company and another party dated the date hereof (the “Exclusivity Agreement”).

B.            The Investor desires to purchase from the Company, and the Company desires to issue and sell to the Investor, (i) shares (the “Closing Common Shares”) of the Company’s common stock, no par value per share (the “Common Stock”), and (ii) shares (the “Closing Preferred Shares” and together with the Closing Common Shares, the “Shares”) of the Company’s Series A Convertible Preferred Stock, no par value per share (the “Series A Preferred Stock”), on the terms and subject to the conditions hereinafter set forth. The shares of Common Stock issuable upon conversion of the Closing Preferred Shares are hereinafter referred to as the “Conversion Shares.”

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants herein contained, the parties hereto, intending to be bound hereby, agree as follows:

1.             Sale and Purchase of the Shares; Closing.

1.1.            Sale and Purchase of Shares. On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing (as defined below), the Investor shall purchase, and the Company shall issue and sell to the Investor, the Shares, free and clear of any liens (other than liens incurred by the Investor, restrictions arising under applicable securities laws, or restrictions imposed by this Agreement or the Articles of Amendment (as defined below)) for an aggregate purchase price of $5,000,000 (the “Aggregate Purchase Price”). The Aggregate Purchase Price shall represent a per share price (“Per Share Purchase Price”) for the Shares of the greater of (i) the last closing price as reported on Nasdaq immediately preceding the date hereof, and (ii) the average closing price for the five (5) Business Days, in each case as reported on Nasdaq, immediately following the first public announcement of the Definitive Execution (as defined below). The parties agree to cooperate with respect to such announcement. The Series A Preferred Stock shall have the rights, powers, preferences and privileges set forth in the Articles of Amendment (the “Articles of Amendment”) attached as Exhibit A.

1.2.            Number of Shares. The total number of Shares to be sold at the Closing shall be $5,000,000 divided by the Per Share Purchase Price. The number of Closing Common Shares shall be such number as the Investor shall notify the Company in writing at least five (5) Business Days prior to the Closing Date; provided that such number of Closing Common Shares shall (in the reasonable judgment of the Company based on advice of counsel) not result in a requirement for shareholder approval pursuant any Nasdaq listing rules; provided further that if such approval is required then such number shall be reduced by the Company (on the same basis as above) to the least extent necessary to avoid such requirement and if no such notice is given then such number shall be zero. The number of Closing Preferred Shares shall be the total number of Shares to be sold at the Closing minus the number of Closing Common Shares, as above.

1.3.            Closing. On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, the closing of the issuance, sale and purchase of the Shares (the “Closing”) shall take place remotely via the exchange of final documents and signature pages, on the sixth Business Day following the public announcement of the execution of definitive documentation relating to the principal transactions contemplated by the Exclusivity Agreement (as hereinafter defined) (the “Definitive Execution”), or such other time and place as the Company and the Investor may agree in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.” At the Closing, upon receipt by the Company of payment of the Aggregate Purchase Price by wire transfer of immediately available funds to an account designated in writing by the Company, the Company will deliver to the Investor evidence reasonably satisfactory to the Investor of the issuance of the Shares in the name of the Investor by book-entry on the books and records of the Company.

2.            Representations and Warranties of the Investor. The Investor hereby represents and warrants to the Company as follows:

2.1.            Power and Authority. The Investor has all requisite power and authority to enter into the Transaction Documents to which he is a party and perform his obligations thereunder.

2.2.            Legal Capacity; Enforceability. The Investor has the legal capacity to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Investor, and the other instruments referred to herein to which he is a party will be duly executed and delivered by the Investor at the Closing, and this Agreement constitutes and at the Closing will constitute a valid and binding obligation of the Investor enforceable against him in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting creditors’ rights generally and to general equitable principles.

2.3.            Brokers. There is no investment banker, broker, finder, financial advisor or other person that has been retained by or is authorized to act on behalf of such Investor and who is entitled to any fee or commission in connection with the purchase and sale of Shares contemplated by this Agreement.

2.4.            Investment Representations and Warranties. The Investor understands that the offer and sale of Shares by the Company to the Investor as contemplated hereby has not been, nor (except pursuant to the provisions of Section 7) will be, registered under the Securities Act and is being made in reliance upon federal and state exemptions for transactions not involving a public offering which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of the Investor’s representations as expressed herein.

2.5.            Acquisition for Own Account. The Investor is acquiring the Shares for his own account for investment and not with a view toward distribution in a manner which would violate the Securities Act; it being understood that by making the representation contained in this Section 2.5, the Investor is not contractually agreeing to hold any of the Shares for any minimum period of time.

2.6.            Ability to Protect His Own Interests and Bear Economic Risks. The Investor acknowledges that he can bear the economic risk and complete loss of his investment in the Shares and has such knowledge and experience in financial or business matters, and his knowledge of the Company by virtue of being the Company’s principal executive officer and a member of its board of directors, that he is capable of evaluating the merits and risks of the investment contemplated hereby.

2.7.            Investor Status. The Investor is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act. As of the date hereof, the Investor is not party to any voting agreements or similar arrangements with respect to the Shares.

2.8.            Consents. The execution, delivery and performance by the Investor hereof require no consent of, authorization by, exemption from, filing with or notice to any Governmental Entity or any other Person.

2.9.            No Violations. The execution, delivery and performance by the Investor of, and compliance with, this Agreement, and the consummation by the Investor of the transactions contemplated hereby (including, without limitation, the issuance and sale of the Shares) will not (a) violate or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any agreement, lease, mortgage, license, indenture, instrument or other contract to which the Investor is a party, (b) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, U.S. federal and state securities laws and regulations) applicable to the Investor or by which any property or asset of the Investor is bound or affected or (c) result in the creation of any Encumbrance upon any of the Investor’s assets, in each case except for such violations, defaults, rights of termination, acceleration or cancellation, or Encumbrances that would not have a material adverse effect on the Investor’s ability to perform his obligation hereunder

2.10.        Access to Information. The Investor has been given access to Company documents, records and other information he, she or it has requested, and has had adequate opportunity to ask questions of, and receive answers from, the Company’s officers, employees, agents, accountants, and representatives concerning the Company’s business, operations, financial condition, assets, liabilities and all other matters relevant to his investment in the Shares. Neither such inquiries nor any other investigation conducted by or on behalf of the Investor or his representatives or counsel shall modify, amend or affect the Investor’s right to rely on the truth and accuracy of the Company’s representations and warranties contained in this Agreement.

2.11.        Restricted Securities. The Investor understands that the Shares will be characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Shares may be resold without registration under the Securities Act only in certain limited circumstances, and such Investor further understands that the Shares will be subject to the transfer restrictions and legending requirements specified in Section 6.

2.12.        Sufficient Funds. The Investor has sufficient immediately available funds available to him to pay the Aggregate Purchase Price at Closing.

2.13.        No Solicitation. The Shares were not offered or sold to the Investor by any form of general advertising or general solicitation as contemplated under Rule 502(c) in Regulation D promulgated under the Securities Act or otherwise.

2.14.        Bad Actor Disqualifications. The Investor represents that he is not subject to any “Bad Actor” disqualifications described in Rule 506(d)(1) (subject to Rule 506(d)(2) and 506(d)(3)) with respect to the Company.

3.             Representations and Warranties by the Company. The Company represents and warrants to the Investor, subject to exceptions for the disclosures in the SEC Filings, as follows:

3.1.          Capitalization.

(a)               As of the Closing Date, all of the issued and outstanding shares of capital stock of the Company will be duly authorized, validly issued, fully paid and non-assessable and have been issued in compliance with all federal and state securities laws.

(b)               No Person is entitled to pre-emptive rights with respect to any securities of the Company. Except as set forth in the SEC Filings, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company is or may be obligated to issue any amounts of equity securities of any kind.

(c)               The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

(d)               There are no voting agreements, buy-sell agreements or right of first purchase agreements between the Company, on the one hand, and any of the stockholders of the Company, on the other hand, relating to the securities of the Company held by them.

(e)               The issuance and sale of the Shares hereunder will not obligate the Company to issue shares of Common Stock or other securities to any other Person (other than the Investor).

(f)                The Company does not have outstanding any stockholder rights plans or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of certain events.

(g)               As of the Closing Date, the rights, preferences, privileges and restrictions of the Common Stock will be as stated in the Articles of Organization and Bylaws of the Company.

3.2.            Issuance of Securities. As of the Closing Date, the Shares being purchased by the Investor hereunder will be duly authorized for issuance and sale pursuant to this Agreement and, when issued and delivered by the Company against payment therefor pursuant to this Agreement, will be validly issued, fully paid and nonassessable and will be free and clear of any Encumbrances or restrictions on transfer other than restrictions under the Transaction Documents, the Articles of Organization and Bylaws, under applicable state and federal securities laws, or any Encumbrances created by the Investor on his Shares. The sale of the Shares hereunder is not subject to any preemptive rights, rights of first refusal or other similar rights or provisions contained in the Articles of Organization, Bylaws or any agreement to which the Company is a party. Assuming the accuracy of the representations and warranties of the Investor in Section 2 hereof, the Shares will be issued in compliance with all applicable federal and state securities laws.

3.3.            Incorporation and Good Standing of the Company. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted and as described in the SEC Filings and to enter into and perform its obligations under this Agreement. The Company is duly qualified to transact business and is in good standing in the Commonwealth of Massachusetts and each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except whether the failure to so qualify or be in good standing would not have a Material Adverse Effect.

3.4.            Subsidiaries. The Company has no Subsidiaries, other than as disclosed in the SEC Filings.

3.5.            Consents. The execution, delivery and performance by the Company of the Transaction Documents and the offer, issuance and sale of the Shares require no consent of, authorization by, exemption from, filing with or notice to any Governmental Entity or any other Person, other than (a) notification to any Trading Market on which any of the securities of the Company are listed or designated in connection with the issuance and sale of the Shares hereunder, (b) the filings required to comply with the Company’s registration obligations pursuant to Section 7 and (c) compliance with applicable U.S. federal and state securities laws, which compliance will have occurred within the appropriate time periods.

3.6.            Authorization; Enforcement.

(a)             The Company has all requisite corporate power and has taken all necessary corporate action required for (a) the due authorization, execution, delivery and performance by the Company of each of the Transaction Documents, (b) the authorization of the performance of all obligations of the Company under each of the Transaction Documents, and (c) the authorization, issuance and delivery of the Shares. This Agreement has been duly executed and delivered by the Company, and the other Transaction Documents and instruments referred to herein to which it is a party will be at Closing duly executed and delivered by the Company, and at Closing each such agreement constitutes or will constitute a valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting creditors’ rights generally and to general equitable principles.

(b)               The Board of Directors of the Company (the “Board”) has duly adopted resolutions, among other things, authorizing and approving each of the Transaction Documents and the transactions contemplated thereby.

3.7.            No Violations. The Company is not in violation of its Articles of Organization or Bylaws and the execution, delivery and performance by the Company of, and compliance with, each of the Transaction Documents, and the consummation by the Company of the transactions contemplated by each of the Transaction Documents (including, without limitation, the issuance and sale of the Shares) will not (a) result in a violation of its articles of organization or bylaws, (b) violate or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any agreement, lease, mortgage, license, indenture, instrument or other contract to which the Company is a party, (c) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, U.S. federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected, (d) result in a violation of any rule or regulation of FINRA or any Trading Markets or (e) result in the creation of any Encumbrance upon any of the Company’s assets, in each such case (other than with respect to foregoing clause (a)) except for such violations, defaults, rights of termination, acceleration or cancellation, or Encumbrances that would not have a Material Adverse Effect.

3.8.            Brokers. There is no investment banker, broker, finder, financial advisor or other person that has been retained by or is authorized to act on behalf of the Company and who is entitled to any fee or commission in connection with the purchase and sale of the Shares as contemplated by this Agreement.

3.9.            No Other Representations and Warranties. The representations and warranties set forth in this Section 3 are the only representations and warranties made by the Company (or any of its Affiliates) with respect to the transactions contemplated by this Agreement. Except for the representations and warranties expressly set forth in this Section 3, none of the Company or its Affiliates makes any other express or implied representation or warranty with respect to the Company or any of its Affiliates, and each of the Company and its Affiliates hereby disclaim all liability and responsibility for any and all projections, forecasts, estimates, plans or prospects (including the reasonableness of the assumptions underlying such forecasts, estimates, projections, plans or prospects), management presentations, financial statements, internal ratings, financial information, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to the Investor or any of his Affiliates or representatives, including omissions therefrom.

4.            Conditions of Parties’ Obligations.

4.1.           Conditions of the Investor’s Obligations. The obligations of the Investor to purchase the Shares at the Closing (except where otherwise specified) are subject to the fulfillment prior to the Closing Date of all of the following conditions, any of which may be waived in whole or in part by the Investor in his sole discretion.

(a)            Representations and Warranties. The representations and warranties of the Company contained in Section 3 of this Agreement shall be true and correct as of immediately prior to the Closing as though such representations and warranties were made, as written herein, as of immediately prior to the Closing (subject to the specified time periods or dates, as applicable, qualifying such representations and warranties), except where the failure of such representations and warranties to be so true and correct does not constitute, individually or in the aggregate, a Material Adverse Effect.

(b)            Performance. The Company shall have performed in all material respects all covenants and agreements contained in this Agreement required to be performed by the Company on or prior to the Closing.

(c)            Definitive Execution. The Definitive Execution shall have occurred.

(d)           Articles of Amendment. The Articles of Amendment shall have been duly filed with the Secretary of State of the Commonwealth of Massachusetts.

(e)            Supporting Documents. The Investor at the Closing shall have received the following:

(1)           A good standing certificate of the Company from the secretary of state of the state of the Company’s jurisdiction of incorporation, if good standing certificates are issuable in its jurisdiction of incorporation;

(2)           Copies of resolutions of the Board, certified by the Secretary of the Company, authorizing and approving the execution, delivery and performance hereof and all other instruments to be delivered pursuant hereto and thereto;

(3)           A copy of the Articles of Organization and Bylaws of the Company, certified by the Secretary of the Company; and

(4)           A certificate of incumbency executed by the Secretary of the Company certifying the names, titles and signatures of the officers authorized to execute the documents referred to in subparagraphs (2) and (3) above.

(f)            Compliance Certificate. The Company shall have delivered to the Investor a Compliance Certificate, executed by an authorized officer of the Company, dated as of the Closing Date to the effect that the conditions specified in subsections (a) and (b) of this Section 4.1 have been satisfied.

4.2.          Conditions of the Company’s Obligations. The obligations of the Company under Section 1 hereof with respect to the Investor are subject to the fulfillment prior to or on the Closing Date of all of the following conditions with respect to such Investor, any of which may be waived in whole or in part by the Company.

(a)               Covenants; Representations and Warranties. (i) The Investor shall have performed in all material respects all covenants and agreements contained in this Agreement required to be performed by him on or prior to the Closing, (ii) the representations and warranties of the Investor contained in Section 2 and of this Agreement shall be true and correct as of immediately prior to the Closing as though such representations and warranties were made, as written herein, as of immediately prior to the Closing (subject to the specified time periods or dates, as applicable, qualifying such representations and warranties), except where the failure of such representations and warranties to be so true and correct does not constitute, individually or in the aggregate, material adverse effect on the Investor’s ability to perform his obligation hereunder.

4.3.            Conditions of Each Party’s Obligations. The respective obligations of each party to consummate the transactions at the Closing contemplated hereunder are subject to the absence of any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to this Agreement or the transactions contemplated hereby by any court, government or governmental authority or agency or legislative body, domestic, foreign or supranational, in each case of the foregoing authorities, agencies or bodies, of competent jurisdiction, prohibiting or enjoining the transactions contemplated by this Agreement.

5.            Covenants.

5.1.            Furnishing of Information. In order to enable the Investor to sell the Shares under Rule 144, for a period of twelve (12) months from the consummation of the Closing, the Company shall use its commercially reasonable efforts to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the consummation of the Closing pursuant to the Exchange Act.

5.2.            Integration. The Company shall use its commercially reasonable efforts such that neither it nor any of its Affiliates shall sell, offer for sale or solicit offers to buy any security that will be integrated with the offer or sale of the Shares hereunder that would require the registration under the Securities Act of the sale of Shares hereunder to the Investor.

5.3.            Delivery of Shares After Closing; Record Date. The Company shall deliver or cause to be delivered to each Investor evidence of the book-entry issuance of the Shares purchased by such Investor within two (2) Business Days of the Closing Date. In no event shall the Company set a record date for the approval by the Company’s stockholders of the transactions contemplated by the Exclusivity Agreement for a date prior to the issuance of the Shares to the Investor.

5.4.            Blue Sky. The Company, on or before the Closing Date, shall take such action as the Company shall reasonably determine is necessary (if any) in order to obtain an exemption for or to qualify the Shares solely with respect to the sale contemplated by this Agreement to the Investor (and without any obligation on the Company as to any resales) under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification) and shall provide evidence of such actions promptly upon the written request of any Investor.

6.            Legends; Shareholder Approval.

6.1.            Restrictive Legend. The Investor understands that the Company (or its transfer agent) may, as a condition to the transfer of the Shares, require that the request for transfer be accompanied by an opinion of counsel reasonably satisfactory to the Company, to the effect that the proposed transfer does not result in a violation of the Securities Act or by Rule 144 under the Securities Act, unless such transfer is covered by an effective registration statement. It is understood that the certificates evidencing the Shares may bear substantially the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

The Company acknowledges and agrees that the Investor may from time to time pledge, and/or grant a security interest in, some or all of the legended Shares in compliance with applicable securities laws, pursuant to a bona fide margin agreement in compliance with a bona fide margin loan with a nationally recognized NYSE-member prime broker. Such a pledge would not be subject to approval or consent of the Company and no legal opinion of legal counsel to the pledgee, secured party or pledgor shall be required in connection with the pledge. No notice shall be required of such pledge, but the Investor must notify the Company as promptly as practicable prior to any such subsequent transfer or foreclosure. The Investor acknowledges that the Company shall not be responsible for any pledges relating to, or the grant of any security interest in, any of the Shares or for any agreement, understanding or arrangement between any Investor and its pledgee or secured party. The Company will use commercially reasonable efforts (and in any event, at the appropriate Investor’s expense) to execute and deliver such reasonable documentation as a pledgee or secured party of Shares may reasonably request in connection with a pledge or transfer of the Shares, including the preparation and filing of any required prospectus supplement under Rule 424(b)(3) of the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of Selling Stockholders thereunder The Investor acknowledges and agrees that, except as otherwise provided in Section 6.2, any Shares subject to a pledge or security interest as contemplated by this Section 6.1 shall continue to bear the legend set forth in this Section 6. and be subject to the restrictions on transfer set forth in this Section 6.1.

6.2.            Unlegended Certificates. Subject to the receipt of standard written documentation provided by the holder pursuant to Rule 144 and a representation that the holder is not an Affiliate of the Company, the Company shall be obligated to promptly reissue unlegended certificates upon the request of any holder thereof (x) at such time as the holding period under Rule 144 or another applicable exemption from the registration requirements of the Securities Act for a transfer of such Shares to the public has been satisfied or (y) at such time as a registration statement is available for the transfer of such Shares.

6.3.            Shareholder Approval. Following the Closing Date, at the written request of the Investor, as promptly as practicable (and in any event within sixty (60) Business Days following the request), the Company shall establish a record date for and prepare and file with the SEC a proxy statement (the “Proxy Statement”) that includes a proposal for approval by the holders of Common Stock of the issuance of Common Stock upon conversion of the Series A Preferred Stock of the Company issued to the Investor pursuant to this Agreement as required under the listing rules of the Nasdaq Stock Market (and any successor thereto and any other trading market on which the Common Stock is listed)(the “Shareholder Approval”) at a special meeting of the shareholders of the Company (the “Company Shareholder Meeting”). Subject to the directors’ fiduciary duties, the Proxy Statement shall include the recommendation from the Board of Directors that the shareholders vote in favor of the Shareholder Approval. The Company shall use reasonable best efforts to solicit from the shareholders proxies in favor of the Shareholder Approval and to obtain the Shareholder Approval. Purchaser agrees to furnish to the Company all information concerning Purchaser and its Affiliates as the Company may reasonably request in connection with the preparation and filing of the Proxy Statement and the Company Shareholder Meeting. The Company shall, as promptly as practicable following the earlier of (i) date on which the SEC confirms that it has no further comments on the Proxy Statement, or (ii) ten calendars days following the filing of a preliminary proxy statement if the Company receives no comments from the SEC during such ten day period, take all action reasonably required, including under the Company’s Articles of Organization and Bylaws and the applicable rules of the Nasdaq Stock Market, to, as soon as reasonably practicable thereafter, duly call, convene and hold the Company Shareholder Meeting. None of the Shares will be entitled to vote in connection with the Shareholder Approval to the extent Nasdaq rules so provide; provided that for the avoidance of doubt, any shares of Common Stock owned by the Investor prior to the Closing Date shall be entitled to vote on such matter.

6.4.            Nasdaq Listing. To the extent it has not already done so, promptly following the execution of this Agreement, the Company shall apply to cause the Closing Common Shares and the Conversion Shares to be approved for listing on the Nasdaq Stock Market, subject to official notice of issuance.

7.            Registration Rights.

7.1.            Registration Statement.

(a)           Filing of Registration Statement. Upon the written demand by the Investor one time, the Company shall, within 60 Business Days thereafter, prepare and submit to the Commission a draft Registration Statement on Form S-3 (to the extent legally permissible, absent which on Form S-1), covering the resale of all of the Registrable Securities, and shall use commercially reasonable efforts to cause such Registration Statement to be declared effective as promptly as reasonably practicable thereafter. Such Registration Statement (and each amendment or supplement thereto, and each request for acceleration of effectiveness thereof) shall be provided in accordance with Section 7.2(c) to the Investor and his counsel prior to its filing or other submission.

(b)           Expenses. The Company shall pay all Company expenses associated with effecting the registration of the Registrable Securities, including filing and printing fees, the Company’s counsel (but excluding any fees of any counsel to the Investor) and accounting fees and expenses, costs associated with clearing the Registrable Securities for sale under applicable state securities laws and listing fees, but excluding discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals with respect to the Registrable Securities being sold.

(c)           Effectiveness.

(1)               The Company shall use commercially reasonable efforts to have the Registration Statement filed pursuant to Section 7.1(a) declared effective as soon as practicable. The Company shall respond promptly to any and all comments made by the staff of the Commission on such Registration Statement, and shall submit to the Commission, with five (5) Business Days after the Company learns that no review of such Registration Statement will be made by the staff of the Commission or that the staff of the Commission has no further comments on such Registration Statement, as the case may be, a request for acceleration of the effectiveness of such Registration Statement to a time and date not later than three (3) Business Days after the submission of such request. The Company shall notify the Investor by e-mail as promptly as reasonably practicable, and in any event, within twenty-four (24) hours, after such Registration Statement is declared effective and shall simultaneously provide or make available to the Investor copies of any related Prospectus to be used in connection with the sale or other disposition of the securities covered thereby.

(2)               The Company may suspend the use of any Prospectus included in any Registration Statement contemplated by this Section in the event that the Company determines in good faith that such suspension is necessary to (A) delay the disclosure of material non-public information concerning the Company, the disclosure of which at the time is not, in the good faith opinion of the Company, in the best interests of the Company; provided, that such delays in accordance with this clause (A) shall not exceed more than seventy-five (75) days (which need not be consecutive days) in the aggregate in any twelve (12) month period, or (B) amend or supplement the affected Registration Statement or the related Prospectus so that such Registration Statement or Prospectus will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus, in light of the circumstances under which they were made, not misleading (an “Allowed Delay”); provided, that the Company shall promptly (a) notify the Investor in writing of the commencement of an Allowed Delay, but shall not (without the prior written consent of the Investor) disclose to the Investor any material non-public information giving rise to an Allowed Delay, (b) advise the Investor in writing to cease all sales under the Registration Statement until the end of the Allowed Delay and (c) use commercially reasonable efforts to terminate an Allowed Delay as promptly as practicable.

7.2.         Company Obligations. The Company shall use commercially reasonable efforts to effect the registration of the Registrable Securities in accordance with the terms hereof, and pursuant thereto the Company shall:

(a)               use commercially reasonable efforts to cause such Registration Statement, or a successor Registration Statement, including on Form S-3 if the Company becomes eligible to use such form, to become effective and to remain continuously effective (other than during an Allowed Delay) for a period (the “Effectiveness Period”) that will terminate upon the earlier of (i) the date on which all Registrable Securities covered by such Registration Statement, as amended from time to time, no longer constitute Registrable Securities, and (ii) one (1) year from the effective date of the applicable Registration Statement;

(b)               use commercially reasonable efforts to prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement and the Prospectus as may be necessary to keep the Registration Statement effective for the Effectiveness Period and to comply with the provisions of the Securities Act and the Exchange Act with respect to the distribution of all of the Registrable Securities covered thereby;

(c)               (i) provide copies to and permit counsel designated by the Investor to review and provide comments on each Registration Statement no fewer than two (2) Business Days prior to their filing with the Commission and all amendments and supplements thereto no fewer than one (1) Business Day prior to their filing with the Commission, and (ii) consider comments from the Investor for incorporation in such Registration Statements or amendments and supplements thereto in good faith;

(d)               furnish or otherwise make available (including via EDGAR) to the Investor (i) promptly after the same is prepared and publicly distributed, filed with the Commission, or received by the Company (but not later than two (2) Business Days after the filing date, receipt date or sending date, as the case may be) one (1) copy of any Registration Statement and any amendment thereto, each preliminary prospectus and Prospectus and each amendment or supplement thereto, and each letter written by or on behalf of the Company to the Commission or the staff of the Commission, and each item of correspondence from the Commission or the staff of the Commission, in each case relating to such Registration Statement (other than any portion of any thereof which contains information for which the Company has sought or plans to seek confidential treatment), and (ii) such number of copies of a Prospectus, including a preliminary prospectus, and all amendments and supplements thereto and such other documents as each Investor may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Investor that are covered by the related Registration Statement;

(e)               use commercially reasonable efforts to (i) prevent the issuance of any stop order or other suspension of effectiveness, and (ii) if such order is issued, obtain the withdrawal of any such order and to notify the Investor of the issuance of such order and the resolution thereof, if applicable;

(f)                use commercially reasonable efforts to register or qualify (unless an exemption from the registration or qualification exists) or cooperate with the Investor and their counsel in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or blue sky laws of such domestic jurisdictions as are reasonably requested by the Investor and do any and all other commercially reasonable acts or things necessary or advisable to enable the distribution in such jurisdictions of the Registrable Securities covered by the Registration Statement; provided, however, that the Company will not be required in connection therewith or as a condition thereto to (i) qualify to do business in any jurisdiction where it would not otherwise be required to qualify, but for this Section 7.2(f), (ii) subject itself to general taxation in any jurisdiction where it would not otherwise be so subject, but for this Section 7.2(f), or (iii) file a general consent to service of process in any such jurisdiction;

(g)               use commercially reasonable efforts to cause all Registrable Securities covered by a Registration Statement to be listed on the securities exchange, interdealer quotation system or other market on which the Common Stock is then listed;

(h)               promptly notify the Investor, at any time prior to the end of the Effectiveness Period, upon discovery that, or upon the happening of any event as a result of which, the Prospectus includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and, subject to Section 7.1(c)(2) hereof, promptly prepare, file with the Commission and furnish to such holder a supplement to or an amendment of such Prospectus as may be necessary so that such Prospectus will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; and

(i)                 otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the Commission under the Securities Act and the Exchange Act, including, without limitation, Rule 172 under the Securities Act, file any final Prospectus, including any supplement or amendment thereof, with the Commission pursuant to Rule 424 under the Securities Act, promptly inform the Investor in writing if, at any time during the Effectiveness Period, the Company does not satisfy the conditions specified in Rule 172 and, as a result thereof, the Investor is required to deliver a Prospectus in connection with any disposition of Registrable Securities and take such other actions as may be reasonably necessary to facilitate the registration of the Registrable Securities hereunder.

7.3.         Obligations of the Investor.

(a)               The Investor shall furnish in writing to the Company such information regarding itself, the Registrable Securities and other Company securities held by him and the intended method of disposition of the Registrable Securities held by him, as the Company may reasonably request (and in any event within two (2) Business Days of the Company’s request), to respond to requests by the Commission, FINRA or any state securities commission or as may be required to be disclosed by applicable securities laws and shall execute such documents in connection with such registration as the Company may reasonably request. At least two (2) Business Days prior to the first anticipated filing date of any Registration Statement, the Company shall notify the Investor of the information the Company requires from the Investor if such Investor elects to have any of the Registrable Securities included in the Registration Statement.

(b)               The Investor agrees that, upon receipt of any notice from the Company of either (i) the commencement of an Allowed Delay pursuant to Section 7.1(c)(2), or (ii) the happening of an event pursuant to Section 7.2(h) hereof, the Investor shall use his commercially reasonable efforts to promptly discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities, until the Investor is advised by the Company that such dispositions may again be made. The Company may provide appropriate stop orders to enforce the provisions of this paragraph.

7.4.          Indemnification.

(a)               Indemnification by the Company. In consideration of the Investor’s execution and delivery of this Agreement, subject to the provisions of this Section 7.4, the Company shall indemnify and hold harmless the Investor and each of his agents (each, an “Investor Party”), from and against all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses (including all judgments, amounts paid in settlement, court costs, reasonable attorneys’ fees and costs of defense and investigation) (collectively, “Damages”) that any Investor Party may suffer or incur as a result of or relating to any action, suit, claim or proceeding (including for these purposes a derivative action brought on behalf of the Company) instituted against such Investor Party arising out of or resulting from (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities are registered or sold under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or any other disclosure document produced by or on behalf of the Company including any report and other document filed under the Exchange Act or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading; provided, however, that the foregoing indemnity will not apply to any Damages to the extent, but only to the extent, that such Damages arise out of or result from any untrue statement or omission contained in any information relating to the Investor furnished in writing by an Investor Party to the Company expressly for inclusion in a Registration Statement.

(b)               Indemnification by the Investor. In consideration of the Investor’s execution and delivery of this Agreement and in addition to all of the Investor’s other obligations under the Transaction Documents to which he, she or it is a arty, subject to the provisions of this Section 7.4, the Investor shall indemnify and hold harmless the Company, each of its directors, officers, shareholders, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding the lack of such title or any other title), each Person, if any, who controls the Company (within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act) (each, a “Company Party”), from and against all Damages that any Company Party may suffer or incur as a result of or relating to any action, suit, claim or proceeding (including for these purposes a derivative action brought on behalf of the Company) instituted against such Company Party to the extent arising out of or resulting from (i) any untrue statement of a material fact in any Registration Statement under which such Registrable Securities were registered or sold under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading, in each case to the extent that such untrue statement or omission is contained in any information relating to such Investor furnished in writing by an Investor Party (other than another Investor) to the Company expressly for inclusion in a Registration Statement.

(c)               Promptly after receipt by an indemnified party under this Section 7.4 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 7.4, give the indemnifying party notice of the commencement thereof. The indemnifying party will have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) will have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the indemnified party under this Section 7.4, unless and to the extent such failure prejudices the indemnifying party’s ability to defend such action. If the indemnifying party assumes the defense of a claim pursuant to this Section 7.4(c), (x) the indemnifying party shall not be subject to any liability for any settlement made without his, her or its prior written consent, and (y) the indemnifying party shall not settle such claim unless the settlement includes an unconditional release of the indemnified party from all liability with respect to all claims that are the subject of the proceeding. If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without his, her or its prior written consent, but such consent may not be unreasonably withheld.

(d)               To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 7.4 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 7.4 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 7.4, then, and in each such case, such parties shall contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party will be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) the Investor will not be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by the Investor pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The parties agree that it would not be equitable to allocate any such liabilities pro rata or by any method of allocation other than as provided in this clause (d).

(e)               The obligations of the Company and the Investor under this Section 7.4 will survive the completion of any offering or sale of Registrable Securities pursuant to a Registration Statement under this Agreement or otherwise.

8.            Definitions. Unless the context otherwise requires, the terms defined in this Section 8 shall have the meanings specified for all purposes of this Agreement.

Except as otherwise expressly provided, all accounting terms used in this Agreement, whether or not defined in this Section 8, shall be construed in accordance with GAAP.

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act.

“Aggregate Purchase Price” has the meaning assigned to it in Section 1.1.

“Agreement” has the meaning assigned to it in the introductory paragraph hereof.

“Allowed Delay” has the meaning assigned to it in Section 7.1(c)(2) hereof.

“Articles of Amendment” has the meaning assigned to it in Section 1.1.

“Articles of Organization” means the Company’s Amended and Restated Articles of Organization in the form attached as an exhibit to the SEC Filings.

“Board” has the meaning assigned to it in Section 3.6(b) hereof.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“Bylaws” means the Company’s Amended and Restated Bylaws in the form attached as an exhibit to the SEC Filings.

“Closing” has the meaning assigned to it in Section 2.1 hereof.

“Closing Common Shares” has the meaning assigned to it in the recitals hereof.

“Closing Preferred Shares” has the meaning assigned to it in the recitals hereof.

“Closing Date” has the meaning assigned to it in Section 2.1 hereof.

“Commission” means the Securities and Exchange Commission.

“Common Stock” has the meaning assigned to it in the recitals hereof.

“Company” has the meaning assigned to it in the introductory paragraph hereof.

“Company Party” has the meaning assigned to it in Section 7.4(b) hereof.

“Company Shareholder Meeting” has the meaning assigned to such term in Section 6.3.

“control,” “controlled,” “controlled by” and “under common control with” means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of a majority of such Person’s outstanding voting equity or by contract, and with respect to “controlled Affiliates” includes Affiliates controlled by such Person.

“Conversion Shares” has the meaning assigned to it in the recitals hereof.

“Damages” has the meaning assigned to it in Section 7.4(a) hereof.

“Definitive Execution” has the meaning assigned to it in Section 1.3.

“Effectiveness Period” has the meaning assigned to it in Section 7.2(a) hereof.

“Encumbrances” means any lien, claim, judgment, charge, mortgage, security interest, pledge, escrow, equity or other encumbrance.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exclusivity Agreement” has the meaning assigned to it in the recitals hereto.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“GAAP” means U.S. generally accepted accounting principles consistently applied.

“Governmental Entity” means any national, federal, state, municipal, local, territorial, foreign or other government or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal.

“Investor Party” has the meaning assigned to it in Section 7.4(a) hereof.

“Investor” has the meaning assigned to it in the introductory paragraph of this Agreement and shall include any Affiliates of the Investor and any transferees of the Investor who are obligated to execute and deliver this Agreement in connection with such transfer.

“Material Adverse Effect” means (a) any material adverse effect on the ability of the Company to consummate the issuance of Shares or the Conversion Shares contemplated by this Agreement or (b) any material adverse effect on the financial condition, business or results of operations of the Company; provided that none of the following will constitute a Material Adverse Effect: any event, effect, circumstance, change, occurrence, fact or development resulting from or relating to (i) general business, industry or economic conditions, (ii) local, regional, national or international political or social conditions, including the engagement (whether new or continuing) by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, any natural or man-made disaster or acts of God, acts of terrorism or sabotage, (iii) changes in financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP or regulatory accounting requirements or interpretations thereof that apply to the Company (including the proposal or adoption of any new law, statute, code, ordinance, rule or regulation, or any change in the interpretation or enforcement of any existing law, statute, code, ordinance, rule or regulation), (v) changes in laws, (vi) the negotiation, execution, or delivery of this Agreement, or the announcement, pendency or consummation of any of the transactions contemplated hereby or thereby, including the impact thereof on relationships with third parties (such as (A) any loss of existing employees, consultants or independent contractors, (B) any loss of, or reduction in business by or revenue from, existing customers, or (C) any disruption in or loss of vendors, suppliers, distributors, partners, contractors or similar third parties), (vii) the taking of, or the failure to take, any action expressly required by this Agreement or consented to, in writing by the Investor, (viii) any costs or expenses incurred or accrued by the Company in connection with this Agreement or the transactions contemplated hereby, or (ix) any failure by the Company (in the aggregate or otherwise) to meet estimates, expectations, projections or forecasts or revenue or earnings predictions for any period (provided that the exception set forth in this clause (x) shall not prevent or otherwise affect any determination that the underlying reasons for any such failure constitutes or contributed to a Material Adverse Effect), except to the extent that such event, effect, circumstance, change, occurrence, fact or development arising from or related to the matters in clauses (i), (ii), (iv) and (v) disproportionately affects the Company as compared to other businesses operating in the industries or markets in which the Company operates.

“Option” shall mean options to purchase or otherwise acquire Common Stock granted under the Company’s equity compensation plans.

“Per Share Purchase Price” has the meaning assigned to it in Section 1.1.

“Person” means and includes all natural persons, corporations, business trusts, associations, companies, partnerships, joint ventures, limited liability companies and other entities and governments and agencies and political subdivisions.

“Prospectus” means (i) the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus, and (ii) any “free writing prospectus” as defined in Rule 405 under the Securities Act.

“Proxy Statement” has the meaning assigned to such term in Section 6.3.

“Register,” “registered” and “registration” refer to a registration made by preparing and filing a Registration Statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such Registration Statement or document.

“Registrable Securities” means, collectively, the Closing Common Shares and the Conversion Shares and any other securities issued or issuable with respect to or in exchange therefor, whether by merger, charter amendment or otherwise; provided that a security shall cease to be a Registrable Security upon becoming eligible for sale without volume restrictions pursuant to Rule 144.

“Registration Statement” means any registration statement of the Company filed under the Securities Act that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all material incorporated by reference in such Registration Statement.

“Requisite Notice” has the meaning assigned to it in Section 10 hereof.

“SEC” means the United States Securities and Exchange Commission.

“SEC Filings” means all statements, prospectuses, registration statements, forms, reports and documents required to be filed with, or furnished to, the SEC by the Company pursuant to the Exchange Act or the Securities Act, as they have been amended since the time of their filing.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder Approval” has the meaning assigned to such term in Section 6.3.

“Shares” has the meaning assigned to such term in the recitals hereto.

“Subsidiary” means any corporation, association trust, limited liability company, partnership, joint venture or other business association or entity (i) at least 50% of the outstanding voting securities of which are at the time owned or controlled directly or indirectly by the Company or (ii) with respect to which the Company possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management of such Person.

“Transaction Documents” means this Agreement and any other agreement between the Company and the Investor that expressly identifies itself as a Transaction Document.

9.             Survival. The representations, warranties, covenants, indemnities and agreements contained in this Agreement and in the other Transaction Documents shall survive the Closing of the transactions contemplated by this Agreement, subject as applicable to the last sentence of Section 11.

10.           Enforcement; Specific Performance. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Investor and the Company will be entitled to specific performance, injunctive and other equitable relief under the Transaction Documents. The parties agree that monetary damages will not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any action for specific performance of any such obligation (i) security or the posting of any bond in connection with such relief, or (ii) the defense that a remedy at law would be adequate.

11.           Miscellaneous.

11.1.        Waivers and Amendments. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only in writing executed by the Company and the Investor; provided, that (i) such written consent must also be executed by any Investor that is materially, disproportionately and adversely affected, and (ii) no amendment or waiver may increase the obligations of any Investor without the prior written consent of such Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Shares purchased under this Agreement at the time outstanding, each future holder of all such Shares, and the Company. Neither this Agreement, nor any provision hereof, may be changed, waived, discharged or terminated orally or by course of dealing, but only by an instrument in writing.

11.2.        Notices. Any notices, requests, demands and other communications required or permitted in this Agreement shall be effective if in writing and (i) delivered personally, (ii) sent by facsimile or e-mail or (iii) delivered by overnight courier, in each case, addressed as follows:

If to the Company to:

Cyclerion Therapeutics, Inc.

245 First Street

Riverview II, 18th Floor

Cambridge, MA 02142

Attention:        Chief Financial Officer

Facsimile:        617-890-6595

Email:              agjino@cyclerion.com

with a copy (which shall not constitute notice) to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza, 12th floor

New York, NY 10004-1482

Attention:        Gary J. Simon

Facsimile:        (212) 299-6557

Email:              gary.simon@hugheshubbard.com

If to the Investor:

Peter M. Hecht

[redacted]

with a copy (which shall not constitute notice)

Locke Lord LLP

111 Huntington Avenue

Boston, Massachusetts 02199-7613

Attention: Stanley Keller

Facsimile: 617-316-8355

Email:   stanley.keller@lockelord.com

or at such other address as the Company or the Investor each may specify by written notice to the other parties hereto. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 11.2. Any such notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by facsimile or e-mail (or, if delivered or transmitted after normal business hours at the location of recipient, on the next Business Day), one Business Day after the date when sent by overnight delivery services or seven days after the date so mailed if by certified or registered mail.

11.3.        Cumulative Rights. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

11.4.       Successors and Assigns; Syndication. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto, the successors and permitted assigns of the Investors and the successors of the Company, whether so expressed or not. Prior to the Closing Date, the Investor may transfer and assign any portion of his rights and obligations to acquire Shares at the Closing under this Agreement to a Person or Persons only with the prior written consent of the Company; provided that each such transferee shall become a party to this Agreement as an “Investor” hereunder. Following the Closing Date, the Investor may transfer and assign the portion of his rights and obligations under this Agreement under Section 7 (but no other Section) to a transferee of all or a portion of the Shares purchased under this Agreement by the Investor. Any attempt to assign or transfer any right hereunder in violation of this Section 11.4 shall be void ab initio.

11.5.        Headings. The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

11.6.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of law principles.

11.7.        Fees and Expenses. Each party shall bear his, her or its own fees and expenses incurred in connection with the transactions contemplated hereby.

11.8.        Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the Commonwealth of Massachusetts, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.2 shall be deemed effective service of process on such party.

11.9.        Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE INVESTOR AND THE COMPANY HEREBY WAIVE, AND COVENANT THAT NEITHER THE COMPANY NOR THE INVESTOR WILL ASSERT, ANY RIGHT TO TRIAL BY JURY ON ANY ISSUE IN ANY PROCEEDING, WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE, IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, ANY OTHER AGREEMENT OR THE SUBJECT MATTER HEREOF OR THEREOF OR IN ANY WAY CONNECTED WITH, RELATED OR INCIDENTAL TO THE DEALINGS OF THE INVESTOR AND THE COMPANY HEREUNDER OR THEREUNDER, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN TORT OR CONTRACT OR OTHERWISE. The Company acknowledges that it has been informed by the Investor that the provisions of this Section 11.9 constitute a material inducement upon which the Investor is relying and will rely in entering into this Agreement. Any of the Investor or the Company may file an original counterpart or a copy of this Section 11.9 with any court as written evidence of the consent of the Investor and the Company to the waiver of the right to trial by jury.

11.10.    Termination. The obligations of the Company, on the one hand, and the Investor, on the other hand, to effect the Closing shall terminate as follows:

(a)      upon the mutual written consent of the Company and the Investor;

(b)      by the Investor if any of the applicable conditions set forth in Section 4.1 shall have become incapable of fulfillment, and shall not have been waived by the Investor;

(c)      by the Company if any of the applicable conditions set forth in Section 5.2 shall have become incapable of fulfillment, and shall not have been waived by the Company; or

(d)      by either the Company or the Investor, if the Definitive Execution shall not have occurred on or before June 30, 2023 (the “End Date”).

provided, however, that, the party seeking to terminate its obligation to effect the Closing shall not then be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the Closing. Nothing in this Section 11.10 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

11.11.    Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

11.12.    Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and such agreements supersede and replace all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and thereof.

11.13.    No Presumption. With regard to each and every term and condition of this Agreement, the parties understand and agree that the same has been mutually negotiated, prepared and drafted, and if at any time the parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement.

11.14.    Severability. If any provision of this Agreement shall be found by any court of competent jurisdiction to be invalid or unenforceable, the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable. Such provision shall, to the maximum extent allowable by law, be modified by such court so that it becomes enforceable, and, as modified, shall be enforced as any other provision hereof, all the other provisions hereof continuing in full force and effect.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed as of the day and year first above written.

THE COMPANY

CYCLERION THERAPEUTICS, INC.

By:	/s/ Marsha Fanucci
Name:	Marsha Fanucci
Title:	Chair, Cyclerion Board of Directors

PETER M. HECHT

/s/ Peter M. Hecht
Peter M. Hecht

[Signature Page to Stock Purchase Agreement]

Exhibit A
Articles of Amendment

The Commonwealth of Massachusetts
William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

Articles of Amendment
(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

(1)       Exact name of corporation: Cyclerion Therapeutics, Inc.

(2)       Registered office address: 155 Federal Street, Boston, MA 02110

(number, street, city or town, state, zip code)

These articles of amendment affect article(s): Article III and IV

(specify the number(s) of article(s) being amended (I-VI))

(4)       Date adopted: ___________________

(month, day, year)

(5)       Approved by:

(check appropriate box)

☐	the incorporators.

☒	the board of directors without shareholder approval and shareholder approval was not required.

☐	the board of directors and the shareholders in the manner required by law and the articles of organization.

(6)	State the article number and the text of the amendment. Unless contained in the text of the amendment, state the provisions for implementing the exchange, reclassification or cancellation of issued shares.

Article III is being amended to indicate that _______ shares of Preferred Stock have been designated as Series A Convertible Preferred Stock, as set forth in Article IV.

Article IV is being amended as set forth in Attachment IV to add the preferences, rights and limitations of Series A Convertible Preferred Stock.

To change the number of shares and par value, if any, of any type, or to designate a class or series, of stock, or change a designation of class or series of stock, which the corporation is authorized to issue, complete the following:

Total authorized prior to amendment:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
Common	400,000,000
Preferred	100,000,000

Total authorized after amendment:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
Common	400,000,000
Preferred Series A Convertible Preferred	100,000,000 - [X] [X]

(7)	The amendment shall be effective at the time and on the date approved by the Division, unless a later effective date not more than 90 days from the date and time of filing is specified: ___________________________________

ATTACHMENT IV

Description of Series A Convertible Preferred Stock

Designation and Amount of Series A Preferred Stock.

This series of Preferred Stock shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be ______________. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

A.           Dividends.

From and after the date of the issuance of any shares of Series A Preferred Stock (the “Series A Original Issue Date”), the holders of Series A Preferred Stock shall be entitled to receive, and the Corporation shall pay, dividends or distributions on shares of Series A Preferred Stock (on an as-if-converted-to-Common Stock basis, whether or not there is then a sufficient number of authorized but unissued shares of Common Stock to effect such conversion) in the same amount and form as dividends or distributions actually paid on shares of the Common Stock when, as and if such dividends or distributions are paid on shares of the Common Stock. No other dividends or distributions shall be paid on shares of Series A Preferred Stock.

B.            Liquidation, Dissolution or Winding Up.

1.                  Payments to Holders of Series A Preferred Stock and Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Series A Preferred Stock then outstanding shall be entitled to a payment of $0.01 per share, subject to adjustment as provided below, before any payment is made to the holders of Common Stock, and thereafter the holders of the Series A Preferred Stock then outstanding shall be entitled to be paid out of the remaining assets of the Corporation available for distribution (on an as-converted-into-Common Stock basis) on a pari passu basis with the holders of shares of Common Stock then outstanding. The Series A Preferred Stock will be junior to the holders of shares of any other class or series of preferred stock designated to be senior to the Common Stock or the Series A Preferred Stock in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

C.            Voting.

1.                  General. The holders of Series A Preferred Stock shall not be entitled to vote on any matter presented to the shareholders of the Corporation for their action or consideration at any meeting of shareholders of the Corporation (or by written consent of shareholders in lieu of meeting), except as otherwise required by law.

D.           Optional Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Series A Conversion Rights”):

1.             Right to Convert.

1.1.            Conversion Ratio. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof and without the payment of additional consideration by the holder thereof, into one fully paid and non-assessable share of Common Stock (the “Series A Conversion Ratio”). Such initial Series A Conversion Ratio shall be subject to adjustment as provided below.

1.2.            Termination of Series A Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation, the Series A Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Stock.

2.             Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

3.             Mechanics of Conversion.

3.1.            Notice of Conversion. In order for a holder of Series A Preferred Stock to voluntarily convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall, at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent with respect to the Series A Preferred Stock), deliver written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock owned by such holder and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes shares of Common Stock to be issued. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent with respect to the Series A Preferred Stock) of such notice shall be the time of conversion (the “Series A Conversion Time”), and the shares of Common Stock issuable upon such conversion shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Series A Conversion Time (but not more than two days thereafter), (i) issue and deliver to such holder of Series A Preferred Stock, or to his, her or its nominees, book entry for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof, (ii) pay in cash such amount as provided in Section 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Series A Preferred Stock converted.

3.2.            Reservation of Shares. The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Articles of Organization.

3.3.            Effect of Conversion. All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Series A Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 4.2 and to receive payment of any dividends declared but unpaid on the shares of Series A Preferred Stock so converted. Any shares of Series A Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

3.4.            Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.             Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series A Original Issue Date effect a subdivision of the outstanding Common Stock, the Series A Conversion Ratio in effect immediately before that subdivision shall be proportionately adjusted so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series A Original Issue Date combine the outstanding shares of Common Stock, the Series A Conversion Ratio in effect immediately before the combination shall be proportionately adjusted so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

5.            Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series A Conversion Ratio in effect immediately before such event shall be adjusted as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the number of shares of Common Stock into which the Series A Preferred Stock may be converted, as then in effect, by a fraction:

5.1.            the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution, and

5.2.            the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Ratio shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Ratio shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

6.            Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Series A Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

7.            Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property, then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Series A Conversion Ratio) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

8.             Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Ratio pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series A Conversion Ratio then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Preferred Stock.

9.             Notice of Record Date. In the event:

9.1.            the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

9.2.            of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any recapitalization, consolidation or merger involving the Corporation; or

9.3.            of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series A Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

E.            Acquired Shares. Any shares of Series A Preferred Stock that are acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred Stock following redemption.

F.            Waiver. Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding.

G.           Notices. Any notice required or permitted by the provisions of hereof to be given to a holder of shares of Series A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Massachusetts Business Corporation Act, and shall be deemed sent upon such mailing or electronic transmission.

Signed by: ______________________
(signature of authorized individual)

☒ Chair of the board of directors,

☐ President,

☐ Other officer,

☐ Court-appointed fiduciary,